Exhibit 99.1

[LOGO OF HIGHWOODS PROPERTIES]

FOR IMMEDIATE RELEASE	Ref: 04-04

Contact:	Tabitha Zane
Sr. Director, Investor Relations
919-431-1529

Highwoods Properties Completes $74.3 Million of Asset Sales and Contributes

$35.6 Million of Assets to a Joint Venture in the Fourth Quarter of 2003

Total Asset Sales of $202.0 Million in 2003

RALEIGH, NC – January 20, 2004 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today announced fourth quarter asset and land dispositions totaling $74.3 million. The sales in the quarter included 16 properties encompassing 2.3 million square feet, and approximately 83 acres of land.

In addition, during the fourth quarter Highwoods contributed three in-service office properties containing 290,853 square feet of space to its existing joint venture with Markel Corporation, Highwoods-Markel Associates, LLC. These three properties were valued at $35.6 million.

The following tables contains information regarding fourth quarter disposition activity:

Building Transactions	Market	Square Footage	Sales Price ($ in 000)	Closing Date	Occupancy
Brookwood Daycare Center (O)	Tampa	8,000	$465	10/07/03	100.0%
Prairie Village Office Center (O)	Kansas City	78,000	4,050	11/12/03	73.1%
Industrial Portfolio (I)	Piedmont Triad Richmond	1,520,000 382,000 1,902,000	59,300	12/12/03	98.8%
Subtotal		1,988,000	$63,815	—	97.8%
Assets Contributed to JV
Markel Plaza (O)	Richmond	121,000	$15,738	12/24/03	100.0%
Markel-American (O)	Richmond	102,785	12,417	12/29/03	96.1%
Innsbrook Centre (O)	Richmond	67,068	7,444	12/29/03	100.0%
Subtotal		290,853	$35,599	—	98.6%

Total of all 4Q Transactions		2,278,853	$99,414	—	97.9%
Property type: (O) = Office (I) = Industrial
Land Transactions	Market	Acres	Sales Price ($ in 000)	Closing Date
Red Bridge & Holmes (M-F)	Kansas City	9.00	$475	11/07/03
Weston 6A-2 (M-F)	Raleigh	23.43	2,720	11/12/03
HIW Distribution Center (I)	Richmond	42.51	5,800	12/11/03
Eastshore IV (R)	Richmond	7.76	1,489	12/17/03

Total		82.70	$10,484	—

Land use type: (M-F) = Multi-family   (I) = Industrial   (R) = Retail

Highwoods Properties Ref: 04-04

January 20, 2004

Highwoods will continue to lease and manage the 1.9 million square foot industrial portfolio as well as the office assets contributed to the joint venture. Highwoods used the proceeds from the sales to pay down amounts outstanding under its credit facility which had $55 million drawn as of January 19, 2004.

The average occupancy of the properties sold in the fourth quarter and contributed to the joint venture was 97.9%. Excluding these properties from the Company’s in-service portfolio at September 30, 2003, occupancy would have been 81.3%, a 1.1% reduction from the 82.4% occupancy reported for the third quarter of 2003.

Ronald P. Gibson, chief executive officer of Highwoods said, “Throughout the year we have taken advantage of the strong demand for real estate to sell both non-core and highly leased assets on extremely attractive terms. While these transactions will negatively impact occupancy in the short term, our long-term focus remains on maximizing value for our shareholders through the best strategic management of our assets.

The sale of the industrial portfolio is an example of the Company realizing tangible value from its investments. With an average age of 15 years and a 98.8% occupancy rate, this portfolio was best suited for an investor whose investment criteria focused on stable cash flow versus our Company whose focus is on investing in growth and development opportunities. We plan to put the proceeds from this sale into other real estate investments that we believe will yield, over time, a greater return for our shareholders.”

For the full year ended December 31, 2003, Highwoods completed asset sales of $202.0 million. Sales in 2003 included office and industrial properties encompassing 3.3 million square feet as well as 121.1 acres of land. The Company anticipates disposition activity in 2004 to total between $100.0 million and $200.0 million.

Joint Venture Contribution

As previously noted, in December Highwoods contributed three in-service office properties to its joint venture partnership, Highwoods-Markel Associates, LLC. The joint venture now owns a total of four properties encompassing 412,051 square feet. The joint venture entered into a 5.79%, 10-year mortgage in the amount of $39.0 million secured by all of the properties in the joint venture. Both parties will continue to own a 50% interest in the venture. This transaction generated $32.3 million in liquidity for Highwoods.

Gibson commented, “We are very pleased to complete this transaction with Markel Corporation. We have enjoyed a strong and mutually beneficial relationship with this company since 1994, first as a tenant and beginning in 2000, as an investment partner. The expansion of our joint venture further solidifies this relationship. This transaction also frees up additional land for the future development of multi-use properties, including office, by the joint venture at such time that market conditions warrant.”

Highwoods Properties Ref: 04-04

January 20, 2004

About Highwoods Properties

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of September 30, 2003, the Company owned or had an interest in 545 in-service office, industrial and retail properties encompassing approximately 43.7 million square feet. Highwoods also owns approximately 1,377 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected disposition activities, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will,” “expect,” “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from Highwoods’ current expectations include general economic conditions, local real estate conditions, deterioration in the financial condition of our tenants, our ability to lease or re-lease space quickly or on favorable terms, changes in the cost of materials and labor used in construction projects, and the other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent SEC reports.

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